Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-44706, 33-72774, 333-59733, 333-63009, 333-84512 and 333-102050) on Form S-8 of Zebra Technologies Corporation of our reports dated March 2, 2005, with respect to the consolidated balance sheets of Zebra Technologies Corporation as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Zebra Technologies Corporation.

/s/KPMG LLP

Chicago, Illinois
March 2, 2005